CONTACT:	Leslie Jewett (800) 496-4640

CALFIRST BANCORP ANNOUNCES 2013 ANNUAL DIVIDEND
TO STOCKHOLDERS OF $0.40 PER SHARE

IRVINE, CALIFORNIA, November 11, 2013 ---- California First National Bancorp (NASDAQ: CFNB) today announced that its Board of Directors has declared an annual dividend in the amount of forty cents ($0.40) per share. The dividend will be payable on December 13, 2013 to all stockholders of record at the close of business on November 29, 2013.

Since October 2009, the Board of Directors has pursued a dividend policy that provided for one annual dividend payment in each of the past four years. In 2012, based on a review of the Company’s capital resources and changes in the tax laws that were to take effect in January 2013, the Company made a significant dividend distribution in December 2012 that was double the amount paid in the prior year. While the Board continues to believe that it is in the best interest of its stockholders to distribute a share of annual earnings to its stockholders, in light of opportunities to expand the business, the Board of Directors believes that it is appropriate to return the amount of distributions to a normalized level.

At September 30, 2013, CFNB had a total net worth of $182.7 million, and a total risk-based capital ratio of 32.9%. The dividend of $0.40 represents a payout of 55% of the Company’s net earnings for the twelve month period ended September 30, 2013.

The Board will continue to review the Company’s dividend policy on an ongoing basis, and the decision on dividends or the amount thereof in future periods will depend on a variety of factors including the business, economic and tax environment.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.